                                                                    EXHIBIT 10.9


[ * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406.]



December 5, 1996

Mr. Roger D. Linquist
President and Chief Executive Officer
General Wireless, Inc.
GWI PCS Inc,
8144 Walnut Hill Lane
Suite 600
Dallas, TX 75231

Dear Mr. Linquist:

GWI PCS, Inc. (the "Borrower" or "you"), a wholly-owned subsidiary of General Wireless, Inc. (GWI"), has advised Lucent Technologies Inc. ("Lucent," the "Vendor" or "we") that the Borrower has need for a credit facility in the amount of up to $300,000,000 in connection with the purchase of certain infrastructure equipment and related turnkey services to be provided by Lucent in connection with the build-out of the Borrower's wireless network (the "Project"). You have requested that Lucent provide such credit facility (the "Credit Facility"), and Lucent is hereby pleased to provide you with a commitment of the Credit Facility.

Attached hereto as Exhibit A to this letter is a Statement of Terms and
                   ---------
Conditions (the "Term Sheet") setting forth the principal terms and conditions agreed to by you and us, pursuant and subject to which the Vendor is willing to make the Credit Facility available and the Borrower is willing to incur, secure and repay the financing described therein. Capitalized terms used but not defined herein shall have the meanings given to them in the Term Sheet.

In agreeing to provide the Credit Facility, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information provided to us by the Borrower, GWI and their advisors. With respect to financial forecasts and projections ("Projections"), we have assumed that such financial forecasts and projections have been reasonably prepared using the best currently available estimates and judgments of the Borrower, GWI and their advisors.

At the appropriate time, based upon market conditions, the Vendor intends to sell loans made under the Credit Facility to assignees (together with the Vendor, the "Lenders"), which shall exclude any competitors of GWI and its subsidiaries. You and GWI agree to assist the Vendor in completing a syndication reasonably satisfactory to it. Such assistance shall be provided on a reasonable basis and shall include (a) direct contact between senior management and advisors of the Borrower and GWI and the proposed Lenders, (b) assistance in the preparation of a confidential offering memorandum and other marketing materials to be used in connection with the syndication, (c) the hosting, with the Vendor, of one or more meetings of prospective Lenders, and
(d) the cooperation set forth in the Term Sheet.

You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to us by you, GWI or any of your or GWI's representatives is and will be, when furnished, complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, (b) the Projections made available to us by you, GWI or any of your or GWI's representatives have been and will be prepared in good faith based upon reasonable assumptions, and (c) you will notify us promptly upon the occurrence of any event which would result in the Information previously provided to us being materially inaccurate or misleading. You understand that in entering into the Credit Facility we may use and rely on the Information and Projections without independent verification thereof.

The Vendor's commitment hereunder and the availability of the Credit Facility is subject to (a) there not occurring or becoming known to us any condition or change that affects or would be likely to affect in any material and adverse respect (i) the business, operations, financial condition or material contractual arrangements of the GWI or Borrower and its subsidiaries taken as a whole, or (ii) the Borrower's or GWI's ability to perform their respective obligations under the Credit Facility, (b) our not becoming aware after the date hereof of any event or circumstance affecting the Borrower, GWI or the transactions contemplated hereby that is inconsistent in a material and adverse manner with information disclosed to us by the Borrower or GWI prior to the date hereof, (c) the negotiation, execution and delivery on or before April 30, 1997, of definitive documentation with respect to the Credit Facility reasonably satisfactory to us and our counsel and (d) the other conditions set forth or
referred to in the Term Sheet.   The terms and conditions of the Vendor's
commitment hereunder and of the Credit Facility are not limited to those set forth herein and in the Term Sheet, and matters not covered by the provisions hereof and of the Term Sheet are subject to the reasonable approval and agreement of the Vendor and the

Borrower. The Vendor and the Borrower shall negotiate in good faith the terms and conditions of the definitive documentation with respect to the Credit Facility.

You and GWI agree to (a) indemnify and hold harmless the Vendor, its affiliates and the respective officers, directors, employees, advisors and agents of such persons (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facility, the use of the proceeds thereof, the transactions contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person,
--------
apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of such indemnified person, and (b) reimburse the Vendor for all costs and expenses as set forth under "Expenses" in the Term Sheet. No indemnified person shall be liable for any indirect, consequential, special or punitive damages in connection with its activities related to this Commitment Letter, the Term Sheet, the Credit Facility or the definitive financing documentation, absent bad faith, gross negligence or willful misconduct. This paragraph shall not alter any rights or obligations among the Vendor, GWI, the Borrower or any of their respective subsidiaries set forth in the General Agreement for the Purchase of PCS Systems between the Vendor and GWI and/or its subsidiaries.

This Commitment Letter shall not be assignable by you or us without the prior written consent of the other party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among us with respect to the Credit Facility and sets forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter or the Term Sheet nor any of their terms or substance will be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors, and the officers, agents and advisors of GWI who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or otherwise required by law, including any requirements under the Securities Act of 1933 and the rules and regulations thereunder (in which case you agree to inform us promptly thereof and use your diligent efforts to maintain the confidentiality of this Commitment Letter and the Term Sheet, or as many of the terms as possible) or
(c) Borrower and GWI may disclose this letter and the Term Sheet to potential investors in the course of financing.

The reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Vendor's commitment hereunder. The Borrower may terminate this Commitment Letter and the Vendor's commitment hereunder at any time.

Recently, we have been working with you to establish one or more credit facilities with financial institutions or similar entities to establish credit facilities for your purchase of equipment from us in connection with the Project. You and GWI will use your best efforts to cooperate with us to attempt to establish these other credit facilities in place of the Credit Facility, on terms and conditions which are acceptable to both you and us.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us executed counterparts hereof, not later than 5:00 p.m., New York City time, on December 9, 1996, failing which the Vendor's commitment herein will expire at such time.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

                              Very truly yours,

                              LUCENT TECHNOLOGIES INC.


                              By: /s/ Donald K. Peterson
                                 ____________________________
                                 Name:   Donald K. Peterson
                                 Title:  Executive Vice President
                                         & Chief Financial Officer

Accepted and agreed to as of
the date first written above by:

GENERAL WIRELESS, INC.


By: /s/ Roger D. Linquist
    -------------------------------------
    Name:  Roger D. Linquist
    Title: President and Chief Executive
           Officer

GWI PCS INC.


By: /s/ Roger D. Linquist
   -------------------------------------
   Name:  Roger D. Linquist
   Title: President and Chief Executive
          Officer

                                                                       EXHIBIT A


[ * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406.]

CONFIDENTIAL
------------

                                  GWI PCS Inc.
                  $300 Million Senior Secured Credit Facility
                        Summary of Terms and Conditions
                                December 5, 1996


PARTIES

Lender:             Lucent Technologies Inc. ("Lucent") or its assignee

Borrower:           GWI PCS Inc. (a wholly-owned subsidiary of General Wireless,
                    Inc.), which is the 100% owner of two operating subsidiaries, one for the Georgia area and one for the California and Florida areas, which subsidiaries of the Borrower have between them 13 wholly-owned subsidiaries, each of which holds one FCC License (as defined below).

Guarantors:         General Wireless, Inc. ("GWI") and each direct or indirect subsidiary of the Borrower.

TYPES AND AMOUNTS OF CREDIT FACILITIES

TRANCHE A LOAN

Facility:           $200,000,000 credit facility converting to a term loan as
                    described below ("Tranche A loans").

Term:               8 years

Availability:       The Tranche A facility shall be available from the date of the closing of this credit facility (the "Closing Date") until December 31, 1999.

                    Conditions precedent for Tranche A loans shall include the following:

                   . Completion of Offerings (defined below) with minimum proceeds of $ * million (exclusive of any Hyundai financing) with terms reasonably acceptable to Lucent and consistent with the GWI's business plan, of which not less than $ * million shall be proceeds of equity

                       Offerings (the foregoing Offerings being the "Tranche A Required Offerings").

                    . GWI's existing shareholders shall have contributed not less than $63 million as referenced in the Borrower's unaudited September 30, 1996 financial statements (excluding the Hyundai financing referred to above).

                    . The FCC has granted to the Borrower or its wholly-owned subsidiaries all 14 PCS C block licenses (the "FCC Licenses") and the Borrower and its subsidiaries are in compliance with all material FCC requirements with respect to the FCC Licenses.

Amortization:       Outstanding principal of all Tranche A loans shall be
                    repayable in equal quarterly installments commencing March
                    31, 2001 and ending December 31, 2004.

TRANCHE B LOAN

Facility:           $100,000,000 credit facility converting to a term loan as
                    described below ("Tranche B loans", and the Tranche A loans and the Tranche B loans being collectively referred to as the "loans").

Term:               7 years

Availability:       The Tranche B facility shall be available during the two
                    year period commencing January 1, 1998 and ending December
                    31, 1999.

                    Conditions precedent for Tranche B loans shall include the following:

                    . The Borrower and its subsidiaries have at least 14 million Covered POPs.
                    .  The Borrower has secured 20,000 subscribers.

                    . Completion of Offerings with minimum aggregate proceeds of $ * million (including the Hyundai financing) with terms and conditions reasonably acceptable to Lucent and consistent with GWI's business plan, of which not less
                       than $   *   million shall be proceeds from equity
                       Offerings (in each case inclusive of the proceeds of the Offerings referred to under the conditions for the availability of Tranche A loans).

[ * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406.]

Amortization:       Outstanding principal of all Tranche B loans shall be
                    repayable in equal quarterly installments commencing March
                    31, 2001 and ending December 31, 2004.


Availability
Conditions
for First Loan:     Usual and customary including delivery of various documents, opinions (including opinion of FCC counsel regarding validity of FCC Licenses and qualification under the FCC entrepreneurs requirements for the C-block licenses), and certificates, perfection of liens on all collateral (subject to the limitations set forth in "Security"), and execution of all documents.

On-Going
Availability
Conditions:         The making of each loan under this credit facility
                    shall be conditioned upon (i) all representations and warranties by the Borrower, GWI and their subsidiaries in the credit documentation (including without limitation, the material adverse change and litigation representations) being true and correct in all material aspects and (ii) there being no Default or Event of Default in existence at the time of, or after giving effect to the making of, such loan.

Use of Proceeds:    Financing amounts payable to (I) Lucent under the supply
                    contract (the "Supply Contract") between Lucent and GWI and/or its subsidiaries or (ii) third parties for up to $35 million of equipment purchases as directed by Lucent under the Supply Contract.

Termination of
Commitment
and Credit
Facility:           Lender may terminate its commitment to make loans and
                    terminate the Lucent credit facility if the Tranche A
                    Required Offerings have not been completed by July 1, 1997.

FEES AND INTEREST
RATES

Rate of Interest:   LIBOR plus  *  %, or Base Rate plus  *  %, as selected by
                    the Borrower.  The Base Rate shall be the greater of (a) the prime rate of agreed upon reference banks, or (b) the
                    Federal funds rate plus 0.5% per annum.  Interest shall be
                    paid    *   *.

[ * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406.]

Commitment Fee:       *  % per annum paid *  * in arrears on the average unused
                    portion of the entire $300 million commitment commencing on the Closing Date.

Arrangement Fee:      * % of the commitment amount, with  * % of the Tranche A
                    committed amount payable on the date the first Tranche A loan is made, and * % of the Tranche B committed amount payable on the date the first Tranche B loan is made.

Administrative
Agent Fee:          The Borrower will pay the Lender annually in advance
                    an administrative agent fee of not more than $   *   .  The
                    first year's agency fee shall not be payable until the date of the first Tranche A loan.

Accrual of Fees
and Expenses:       If GWI has not completed an Offering on or prior   *  *  *,
                    then any amounts otherwise payable by the Borrower hereunder in respect of fees or reimbursement of expenses shall not be due and payable until the earlier of (I) * * * * * * * or (ii) * * *. Any deferral of amounts payable by the Borrower by reason of this paragraph shall not relieve the Borrower of its liability for such fees and expenses or prevent the accrual thereof.

[ * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406.]

Warrants:           Warrants to purchase the same class of equity (or units, as applicable) as issued by GWI in the equity portion of the Tranche A Required Offerings for a number of shares (or units, if applicable) equal to $6,000,000 divided by the Initial Issue Price, to be issued at the Closing Date. The warrants will be exercisable at the Initial Issue Price, will expire on December 31, 2004, will be transferable
                    (subject to compliance with securities laws) and will have customary antidilution provisions for stock splits, stock dividends, etc. The warrants shall be exercisable at any time or from time to time after the Borrower and Lucent, based upon discussions with the SEC, determine that the warrants may be exercised without integration with a registered initial public offering, if applicable, completed by GWI to raise the equity required for the Tranche A
                    Required Offerings. The Borrower and Lucent agree that their goal shall be to have the warrants exercisable on the earlier of 6 months after such registered initial public offering or December 31, 1997. GWI and the Lender shall enter into a registration rights agreement in substantially the form attached as an exhibit to GWI's Registration Statement on Form S-1 presently on file with the SEC.

                    If GWI does not complete a registered initial public offering for the same class of equity as may be received by Lucent upon the exercise of the warrants by July 1, 1998, Lucent shall have the option to require GWI or the Borrower to pay Lucent the fair market value of the warrants. At the option of the Borrower and GWI, this payment may be added to the Tranche A loans rather than paid in cash, and the amount of the Tranche A facility shall be increased accordingly (and the Tranche B facility shall remain $100 million). The fair market value shall be determined (i) by agreement between an investment banking firm of nationally recognized standing selected by GWI or the Borrower, acting for GWI or the Borrower and at their expense, and by an investment banking firm of nationally recognized standing selected by Lucent, acting on its behalf and at its expense, or, if they cannot agree, (ii) by an investment banking firm of nationally recognized standing which shall be selected by them jointly. In determining fair market value, the investment banking firms shall value the warrants as if the securities issuable upon the exercise of the warrants were trading in a public market at the time, and that securities of this type had been issued by GWI in a registered initial public offering.

Prepayment Fees:    A prepayment fee will be assessed on any loans assigned or sold into markets or to buyers which require prepayment fees. The prepayment fees will be:

                    . * % for prepayments made prior to the 5/th/ amortization repayment date.
                    . * % for prepayments made on or after the 5/th/ amortization repayment date and prior to the 9/th/ amortization repayment date.
                    . * % for prepayments made on or after the 9/th/ and prior to the 13/th/ amortization repayment date.

                    No prepayment fee shall be payable for prepayments made on or after the 13/th/ amortization repayment date.

[ * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406.]

GENERAL TERMS AND CONDITIONS

Security:           The obligations of the Borrower with respect to the credit facility shall be secured by a perfected first priority lien on all assets of the Borrower and its subsidiaries including the stock of the Borrower and its subsidiaries and all investments in or loans to the Borrower or its subsidiaries by any affiliate, as well as the FCC Licenses held by the Borrower and each subsidiary (to the extent permitted under applicable law and subject to the terms and conditions under which the FCC Licenses were granted and any prior lien securing deferred payments due to the United States for acquisition of the FCC Licenses and the interest thereon
                    ("FCC License Acquisition Liens")). The FCC License and related assets pertaining to the Chico, California BTA shall not be included as collateral for the Lucent credit facility if Lucent does not provide any equipment or services with respect to the build-out of that BTA. The collateral shall have certain exclusions for assets acquired with purchase money indebtedness and capital leases as permitted by "Permitted Indebtedness".

Intercreditor
Arrangement:        The Borrower shall use reasonable efforts to have
                    the FCC or Federal government enter into an intercreditor arrangement with respect to liens on the FCC Licenses.

Guarantees:         The obligations of the Borrower in respect to the credit
                    facility shall be guaranteed on a joint and several basis by GWI and each direct or indirect subsidiary of the Borrower.

Other Guarantees:   The Borrower and its subsidiaries shall be permitted to
                    provide guaranties ("Other Guaranties") for other indebtedness of GWI for borrowed money, provided that such Other Guaranties shall be subordinate to the obligations due to the Lender under the Lucent credit facility, no payments shall be made on these Other Guaranties so long as any Default or Event of Default exists under the Lucent credit facility (or would result therefrom), and the Other
                    Guaranties shall have release provisions in case the guaranties to the Lender are released or the guarantor is sold pursuant to a foreclosure or other action by the Lender under the credit facility and related collateral documentation.

Optional Prepayments
and Commitment
Reductions:         Loans may be prepaid in minimum amounts of $5 million or
                    integral multiples of $1 million in excess thereof (or the entire remaining outstanding principal), subject to customary funding loss indemnities and prepayment fees, together with all accrued and unpaid interest related to the loans prepaid. Any loans which are repaid or prepaid shall not be available for reborrowing. Commitments may be reduced by the Borrower in minimum amounts of $5 million or integral multiples of $1 million in excess thereof (or the entire remaining commitments). Optional prepayments and/or commitment reductions shall be applied ratably to the two
                    Tranches and, in the case of prepayments, within each Tranche to principal in inverse order of maturity. Any reduction in commitments shall be accompanied by prepayment of loans to the extent such reduction exceeds the then available commitments.

Mandatory
Prepayments
and Commitment
Reductions:         Mandatory commitment reductions and/or prepayments will be required (first, as a prepayment, then once all outstanding loans are prepaid, to reduce commitments) with respect to:

                    . * % of the net proceeds of any sale or other disposition by the Borrower or any of its subsidiaries of any assets which are not reinvested within 180 days.
                    . *  % of Excess Cash Flow .

                    Any such prepayments or commitment reductions pursuant to the foregoing shall be applied in the same manner optional prepayments are applied.

Prepayment of
Other Facilities:   If any prepayments are to be made on any other vendor
                    financing, or any bank credit facilities of the Borrower
                    (or which the Borrower had guaranteed) (other than repayments of revolving credit facilities, provided such amounts repaid remain available to be reborrowed and the Borrower (or the borrower, if the Borrower is a guarantor) does not voluntarily reduce the revolving credit line within 6 months of such repayment), the Borrower shall provide for a pro rata prepayment of all loans outstanding under the Lucent credit facility. This provision shall not apply to prepayments in full of other facilities if such prepayments do not exceed $ * on a cumulative basis and no one prepayment in full of any one facility exceeds $ * .

[ * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406.]

REPRESENTATIONS, WARRANTIES,
COVENANTS AND EVENTS OF DEFAULT

Representations and
Warranties:         Including without limitation the following: accuracy of
                    financial statements; no material adverse change; corporate existence; compliance with laws; ownership; enforceability of credit documentation; no conflict with law or contractual obligations; no material litigation; no Default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes, FCC compliance (including entrepreneur requirements); existence and validity of all material government consents and permits; Federal Reserve
                    Regulations; ERISA; Investment Company Act; subsidiaries;
                    environmental matters; accuracy of disclosure; creation and perfection and priority of security interests. The foregoing shall contain such materiality and other exceptions as shall be reasonably satisfactory to the Borrower and the Lender.

Affirmative
Covenants:          Including without limitation the following: delivery of
                    financial statements (including annual audited financial statements, quarterly unaudited financial statements, quarterly operating budgets), reports, officers' certificates and other information required by the Lender;
                    payment of other obligations, continuation of business and maintenance of existence; compliance with laws and material contractual obligations including obligations under the FCC
                    Licenses; maintenance of property and liability insurance in accordance with prevailing standards; maintenance of books and records; notices of Defaults, litigation, and other material events; compliance with environmental laws;
                    agreement to transfer any after acquired assets (including any unencumbered FCC Licenses) to Borrower or subsidiary of Borrower; agreement to cause each newly created subsidiary to guarantee the credit facility and to grant and perfect security interests (subject to Permitted Liens) on all of its assets to secure the Lucent credit facility; agreement to pledge all the equity interests and other investments in or loans to each newly acquired subsidiary. The foregoing shall contain such materiality and other exceptions as shall be reasonably satisfactory to the Borrower and the Lender.

Financial
Covenants:          The Borrower and its subsidiaries shall comply with the
                    financial covenants set forth on Schedule A hereto.

Negative Covenants: Limitations and restrictions imposed on, including without limitation, the following: additional indebtedness; liens (other than Permitted Liens); guarantee obligation; mergers, consolidations and acquisitions; sale, transfer and disposition of assets; distributions and dividends; repurchases of equity; investments, loans, and advances; transactions with affiliates; business lines; prepaying of indebtedness; amending of any other material document. The foregoing shall contain such materiality and other exceptions as shall be reasonably satisfactory to the Borrower and the Lender. The Borrower shall be permitted to make Permitted Restricted Payments, provided no Default exists at the time, or as a result, of any such Permitted Restricted Payment, and the Borrower shall be in pro forma compliance with all of its financial covenants after taking into account any such Permitted Restricted Payment.

Permitted
Indebtedness:       The Borrower may incur the following additional
                    indebtedness:

                    (a) purchase money indebtedness or indebtedness with respect to capital leases in an amount not to exceed $25 million, provided that such indebtedness shall not be for the acquisition of assets directly related to the PCS network of the Borrower or its subsidiaries, and such indebtedness shall not exceed the purchase price of such assets;
                    (b) interest rate swaps to hedge against interest rate risk on indebtedness for borrowed money and not for speculative purposes;
                    (c)  for refinancing existing indebtedness;
                    (d)  the guarantees permitted hereunder;
                    (e) subordinated indebtedness on terms reasonably satisfactory to the Lender;
                    (f) intercompany indebtedness, provided that such indebtedness shall be fully subordinated to the loans to the Lender, and no payments shall be permitted until all obligations to the Lender under the Lucent credit facility are paid in full and the Lender's commitment to make any additional loans shall have terminated; and
                    (g) unsecured indebtedness to third parties to the extent the amounts outstanding under (a) above under Permitted Indebtedness is less than $25 million.

Events of Default:  Including without limitation the following: nonpayment of principal; nonpayment of interest or other amounts; material inaccuracy of representations and warranties; violation of covenants; cross default to other indebtedness/obligations of the Borrower or any guarantor (including GWI); bankruptcy of the Borrower or any guarantor (including GWI); unpaid judgments; Change of Control; termination, revocation, non-renewal, or impairment of the FCC Licenses. The foregoing shall contain such materiality and other exceptions as shall be reasonably satisfactory to the Borrower and the Lender.

OTHER CONDITIONS

Default Trustee:    To be appointed by the administrative agent, if necessary, based upon FCC restrictions. The Lender may appoint a collateral agent or trustee.

Cost and Yield
Protection:         The Credit Facility will include customary
                    indemnities and gross-up provisions for funding losses, changes in withholding taxes, reserve requirements, increased costs and changes in law.

Expenses:           The Borrower will reimburse the Lender for all reasonable
                    out-of pocket expenses incurred in connection with the negotiation, preparation, execution, delivery and closing documents for the credit facility, including reasonable expenses in connection with due diligence relating to the credit facility and fees and expenses of all counsels, consultants, and appraisers retained by the Lender

                    (provided that the Borrower's total reimbursement obligation under this sentence shall not exceed $250,000). All reasonable expenses of the Lender in connection with any waivers, amendments, or modifications, the investigation of any alleged defaults and preservation or enforcement of any rights of the Lender shall also be for the account of the Borrower.

Indemnity:          The Borrower will indemnify the Lender and hold it harmless from and against all reasonable costs and expenses and liabilities arising out of or relating to the proposed transactions, including environmental indemnities. The
                    Lender shall not be liable for any special, consequential, indirect or punitive damages, absent bad faith, gross negligence or willful misconduct on the part of the Lender.

Governing Law:      New York

Assignability:      The rights and interest of the Lender shall be assignable, except to competitors of GWI and its subsidiaries.

Borrower
Assistance:         *    *    *     *    *    *    *    *
                    *    *    *     *    *    *    *    *
                    *    *    *     *    *    *    *.

[ * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406.]

CERTAIN DEFINITION AND OTHER PROVISIONS

                    All covenants, restrictions, representations and warranties and Defaults applicable to the Borrower shall include all subsidiaries of the Borrower, as applicable.

                    All accounting terms used herein shall be construed in accordance with generally accepted accounting principles in the U.S., unless otherwise indicated.

"Adjusted EBITDA":  for the period ending on any date, the sum of (a) EBITDA for the 12 month period ending on such date, plus (b) cash and cash equivalents as shown on the balance sheet on such date, plus (c) committed lines of credit under a revolving credit facility available on that date and for the next 12 month period beginning on that date.

"Capital
Expenditures":      expenditures made for the purpose of acquiring or
                    constructing fixed assets, real property or equipment and all systems and development expenditures related to the build-out of the networks to provide wireless personal communications services, determined in accordance with GAAP, provided that no expenditure related to the acquisition of FCC Licenses and no amount of capitalized interest shall be considered to be a Capital Expenditure.

"Cash Interest
Expense":           for any fiscal period, the amount of interest expense
                    paid or payable in cash (excluding accreted or pay-in-kind interest) for such fiscal period determined in conformity with GAAP, plus any Permitted Restricted Payments.

"Change in
Control":           a transaction or series of transactions whereby (i) any
                    person or group within the meaning of Section 13(d)(3) of the 1934 Act and the rules and regulations promulgated thereunder acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of GWI (or other securities convertible into such securities) representing 50% (if publicly held, otherwise
                    30%) or more of the combined voting power of all securities of GWI (or any successor of GWI by merger or consolidation) entitled to vote in the election of directors (a
                    "Controlling Person") or (ii) at any time, a majority of the directors of GWI (or any such successor of GWI) are persons who were not (A) in office on the Closing Date, or (B) initially nominated by directors who were in office on the Closing Date or by successor directors elected or appointed upon the initial nomination of such directors or successor directors or pursuant to a merger or consolidation approved by such directors or successor directors, or (iii) the Borrower ceases to be a majority-owned subsidiary of GWI (or any such successor of GWI). For this purpose, a person or group shall not be a Controlling Person if such person or group holds voting power in good faith and not for the purpose of circumventing the effect of the occurrence of a Change of Control as an agent, bank, broker, nominee, trustee, or holder of revocable proxies given in response to a solicitation pursuant to the 1934 Act, for one or more beneficial owners who do not individually, or, if they are a group acting in concert, as a group, have the voting power specified in the previous sentence.

"Contributed
Capital":           at any time, the aggregate amount of equity which then
                    shall have been contributed to the applicable Person, less any dividends, distributions, repurchases of equity, or similar payments (excluding from this deduction Permitted
                    Restricted Payments).

"Covered POPS":     at any time, the aggregate number of POPS within the service area of the facilities providing service to each geographical area of the Borrower or its wholly-owned subsidiaries, as the case may be, which shall then have been placed in commercial operation pursuant to the terms of the applicable supply contract.

"Default":          any event which, with the giving of any notice or the lapse of any period of time expressly provided from in the provisions defining or describing any Event of Default, or both, would become an Event of Default.

"EBITDA":           for any fiscal period, the Net Income or Net Loss, as the
                    case may be, for such fiscal period, after restoring thereto amounts deducted for, without duplication, (a) interest expense for such fiscal period determined in conformity with GAAP, (b) taxes based upon Net Income, (c) depreciation and amortization and (d) other non-cash charges, and after excluding from EBITDA any portion of income attributable to investments in any entity other than wholly-owned subsidiaries except to the extent the Borrower or a wholly-owned subsidiary has actually received such income in the form of cash dividends or similar cash distributions.

"Excess Cash Flow": for any period, the sum of (1) Net Income or Net Loss, plus
                    (2) the aggregate amount of all non-cash charges deducted in arriving at Net Income or Net Loss, minus (3) the aggregate amount of all scheduled repayments and voluntary and mandatory prepayments of indebtedness of the Borrower and its subsidiaries for borrowed money (excluding (a) payments on revolving credit facilities if such amounts remain available to be reborrowed, (b) mandatory prepayments of the Loans, (c) repayments and prepayments of indebtedness pursuant to refinancings and (d) certain other exclusions, as appropriate), minus (4) Permitted Restricted Payments, minus (5) the aggregate of cash Capital Expenditures, minus
                    (6) any net increases in Working Capital and any net decreases in deferred revenues, plus (7) any net decreases in Working Capital and any net increases in deferred revenues, plus (8) any cash payments received by the Borrower or its subsidiaries from termination of interest rate swaps to the extent not included in Net Income or Net Loss, minus (9) all cash payments made by the Borrower or its subsidiaries in connection with termination of interest rate swaps to the extent not included in Net Income or Net Loss, plus (10) any extraordinary, unusual or non-recurring gains excluded from the calculation of Net Income or Net Loss, except to the extent such gains are non-cash gains, minus (11) any extraordinary, unusual or non-recurring losses excluded from the calculation of Net Income or Net Loss, except to the extent such losses are non-cash losses.

"Initial Issue
Price": shall mean the average price at which GWI issues securities to purchasers of its equity securities (or units, if applicable) sold in the Offering to raise the equity portion of the Tranche A Required Offerings, provided that if such equity securities (or units, if applicable) are issued by a registered initial public offering ("IPO"), the Initial Issue Price shall be the price to the public in the IPO.

"Net Income" or
"Net Loss":         for any fiscal period, the amount which, in
                    conformity with GAAP, would constitute the net income or net loss, as the case may be, for such fiscal period; provided that Net Income or Net Loss shall exclude extraordinary, unusual or non-recurring gains and losses.

"Offerings":        shall mean any offering of debt securities issued by GWI
                    (whether or not registered) or offering (whether or not registered) of equity securities issued by GWI, or any offering involving the combination of the foregoing or units involving the foregoing, as applicable.

"Permitted Liens":  (i) Usual and customary permitted liens, such as liens for taxes not yet due and payable, liens and deposits for bids, tenders, workmen's compensation obligations, and the like,
                    (ii) liens to secured purchase money indebtedness permitted by clause (a) under "Permitted Indebtedness, provided such liens are for the purchase price only and do not extend to any other assets other than the assets acquired with the purchase money indebtedness or capital leases, and (iii) FCC Acquisition Liens.

"Permitted
Restricted
Payments":          shall mean any payments made by the Borrower or any of its subsidiaries to GWI which are used to service Specified
                    Debt.

"POPs": shall mean the population of a geographic area based upon the 1995 population as published in PCS Atlas and Data Book by Paul Kagan.

"Senior Debt":      shall mean all Total Debt, less any indebtedness which by
                    its terms are subordinate in payment to the prior payment in full of all obligations due to the Lender under the Lucent credit facility.

"Specified Debt":   all indebtedness of GWI that is outstanding on the Closing
                    Date (including any accreted or capitalized interest accreted or capitalized after the Closing Date) and identified on an existing debt schedule and all other indebtedness of GWI incurred at any time after the Closing
                    Date except to the extent the proceeds of any such indebtedness are used (a) to acquire any assets, business or entity not acquired by or transferred to the Borrower or any of its wholly-Subsidiaries or GWI's other PCS businesses as in existence on the Closing Date, (b) to fund any payment on account of GWI's capital stock, or (c) to refinance any indebtedness incurred to make any such acquisition or to fund any such payment or to refinance any such indebtedness.

"Total Debt":       shall mean at any date, the sum of all outstanding principal of indebtedness for borrowed money (including capital leases) outstanding as of such date, plus any accreted or capitalized interest with respect to such indebtedness as of such date.

"Total Debt
Service":           shall mean, for any period (a) expected Cash Interest
                    Expense for the immediately following 12 month period, plus
                    (b) scheduled principal payments during such 12 month period.

"Working Capital":  at any date, the sum of (a) all amounts (other than cash and cash equivalents) which would, in conformity with GAAP, be included under current assets on a balance sheet of the Borrower and its subsidiaries on a consolidated basis, minus
                    (b) all amounts (other than indebtedness) which would, in conformity with GAAP, be included under current liabilities on a balance sheet of the Borrower and its subsidiaries on a consolidated basis.

                                     -16-
                                                                      SCHEDULE A

FINANCIAL COVENANTS

The Borrower and its subsidiaries shall not (on a consolidated basis):

A.  Covered POPS.   Incur any indebtedness at any time after any of the dates
set forth below if the number of Covered POPs on the last of such dates prior to the date of such incurrence is less than the number set forth opposite such date:

      Date                     Number

     *    *    *    *    *    *     *    *

B.  PCS Subscribers.   Incur any Indebtedness at any time after any of the dates
set forth below if the number of PCS Subscribers at the time is less than the number set forth below for the most recent such date:

      Date                     Number

     *    *    *    *    *    *     *    *

C.  Minimum Gross Revenue.   Permit the revenues (in thousands of dollars) for
any 12 month period ending on a date set forth below to be less than the amounts set forth below opposite such date:

      Date                     Number

     *    *    *    *    *    *     *    *

D.  Total Debt to EBITDA.   Permit the ratio of (i) Total Debt to (ii) EBITDA to
exceed the ratios set forth below at any time during the relevant period:

     Period                      Ratio

     *    *    *    *    *    *     *    *

E.  Senior Debt to EBITDA.    Permit the ratio of (i) Senior Debt to (i) EBITDA
to exceed the ratios set forth below at any time during the relevant period:

     Period                      Ratio

     *    *    *    *    *    *     *    *

[ * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406.]

F.  Total Debt to Contributed Capital.   Permit the ratio of (i) Total Debt to
(ii) Contributed Capital to exceed the ratios set forth below at any time during the relevant time period:

      Date                    Ratio

     *    *    *    *    *    *     *    *

G. Adjusted EBITDA to Total Debt Service. Permit the ratio of (i) Adjusted EBITDA to (ii) Total Debt as of the last day of any fiscal quarter ending on or after 12/31/01 be less than * * .


The Borrower and Lucent acknowledge that the foregoing ratios and covenants shall be based upon the business plan of the Borrower most recently provided to
Lucent prior to the date of this Summary of Terms and Conditions, with a   *   %
variance from such business plan. In preparing the definitive credit documentation, adjustments to the covenants and related definitions may be required to accurately reflect the performance being measured if the ratio or related definitions inaccurately include or exclude items which are components of the covenants or ratios. In addition, adjustments shall be made to reflect differences between GAAP and the corresponding amounts used in the Borrower's business plan (such as marking to market the debt to the Federal government for the FCC Licenses).

[ * INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406.]